EXHIBIT 8.1
                                                                     -----------

Organizational structure of the Company

      The following is a list of our major operating subsidiaries, their jurisdiction of incorporation and our ownership interest.

                                          Country of             Interest
       Subsidiary                       Incorporation           Ownership
       ----------                       -------------           ---------

       Euro909.dk A/S                      Denmark                100.0%
       EuroTrust Denmark A/S               Denmark                100.0%
       EuroTrust Net Vaulting A/S          Denmark                 85.0%
       EuroTrust Virus112 A/S              Denmark                100.0%
       EuroMedia A/S (dk4)                 Denmark                 85.0%
       EuroTrust Secure Hosting A/S        Denmark                 75.0%